Exhibit 99.1

FOR IMMEDIATE RELEASE:

American Midstream Partners, LP Announces Agreement to Acquire a Majority Interest in Chatom Processing and Fractionation Plant

DENVER, CO–June 1, 2012–American Midstream Partners, LP (NYSE: AMID) announced today the execution of a purchase and sale agreement to acquire 87.4% of the Chatom Processing and Fractionation Plant and associated gathering infrastructure from affiliates of Quantum Resources Management, LLC for $55 million in cash. Upon closing, the transaction is expected to be immediately accretive to American Midstream’s distributable cash flow per unit and result in an increase in distributions per unit of approximately 10 percent beginning with the third quarter 2012 distribution.

Chatom consists of a 25 million cubic feet per day refrigeration processing plant, a 1,900 barrel per day fractionation unit, a 160 long-ton per day sulfur recovery unit, and a 29-mile gas gathering system. Chatom generates nearly $8 million of annual EBITDA through gathering and processing raw gas, separating the crude oil and natural gas liquids (“NGLs”) from the gas, and fractionating the NGLs into purity products for sale to energy marketing companies. In addition, sulfur is extracted and sold to regional end users, and the residue gas is sold to a local distribution company.

Chatom is located in Washington County, Alabama, approximately 15 miles from American Midstream’s Bazor Ridge processing plant in Wayne County, Mississippi, and American Midstream intends to implement commercial and operational efficiencies between Chatom and Bazor Ridge. Additionally, American Midstream is evaluating opportunities to expand Chatom, including increasing the utilization and capacity of the fractionator to provide fractionation services to new and existing customers.

“Chatom is a strategic asset that provides accretive cash flow and a platform for providing additional services to our customers,” stated Brian Bierbach, President and Chief Executive Officer of American Midstream. “This acquisition demonstrates our ability to find attractively valued opportunities that are complementary to our existing gathering and processing footprint, while also enhancing our service offering by providing fractionation and sulfur recovery. In addition to the anticipated distribution per unit increase beginning in the third quarter, we believe the Chatom acquisition will provide opportunities for incremental distribution increases in 2013 and beyond as we successfully expand the fractionator to serve new and existing NGL customers. This is an exciting transaction for American Midstream that will provide long-term value to our unitholders.”

The 12.6% interest in Chatom that will not be acquired by American Midstream is owned by various unaffiliated individuals, estates and other entities.

American Midstream intends to finance the acquisition with borrowings under its revolving credit facility, including the exercise of increased credit facility commitments. The acquisition is expected to close in the second quarter of 2012 subject to customary closing conditions.

About American Midstream Partners

Denver-based American Midstream Partners is a growth-oriented limited partnership formed to own, operate, develop and acquire a diversified portfolio of natural gas midstream energy assets. The company provides midstream services in the Gulf Coast and Southeast regions of the United States. For more information about American Midstream Partners, visit www.AmericanMidstream.com.

Forward Looking Statements

This press includes forward-looking statements. These statements relate to, among other things, projections of operational volumetrics and improvements, growth projects, cash flows and capital expenditures. We have used the words “anticipate”, “believe”, “could”, “estimate”, “expect”, “intend”, “may”, “plan”, “predict”, “project”, “should”, “will”, “potential” and similar terms and phrases to identify forward-looking statements in this press release. Although we believe the assumptions upon which these forward-looking statements are based are reasonable, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. Our operations involve risks and uncertainties, many of which are outside our control, and any one of which, or a combination of which, could materially affect our results of operations and whether the forward-looking statements ultimately prove to be correct. Actual results and trends in the future may differ materially from those suggested or implied by the forward-looking statements depending on a variety of factors which are described in greater detail in our filings with the SEC. Please see our Risk Factor disclosures included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed with the SEC on March 19, 2012, and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, filed with the SEC on May 14, 2012. All future written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the previous statements. We undertake no obligation to update any information contained herein or to publicly release the results of any revisions to any forward-looking statements that may be made to reflect events or circumstances that occur, or that we become aware of, after the date of this press release.